UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 17, 2007

Authorize.Net Holdings, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-21319	04-3065140
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

293 Boston Post Road West, Suite 220, Marlborough, Massachusetts		01752
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	508-229-3200

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On June 17, 2007, we entered into an Agreement and Plan of Reorganization (the "Merger Agreement") by and among CyberSource Corporation ("CSC"), Congress Acquisition-Sub, Inc., Congress Acquisition Sub 1, LLC and Authorize.Net Holdings, Inc. ("Authorize.Net" or the "Company"), whereby CyberSource Corporation agrees to acquire us in a stock and cash transaction valued at approximately $565 million, as of the close of the NASDAQ Global Market System on June 15, 2007. Under the Merger Agreement, our shareholders will receive 1.1611 shares of CyberSource common stock for every share of Authorize.Net common stock. Additionally, our shareholders will receive a pro-rata share of $125 million in the form of a cash payment and cash in lieu of fractional shares. The Merger Agreement was approved by the boards of directors of both CyberSource and Authorize.Net. The transaction will be effected through two sequential mergers. First, Congress Acquisition Sub, Inc. ("Merger Sub"), a newly formed wholly-owned subsidiary of CSC, will merge with and into the Company with the Company remaining as the surviving corporation and a wholly-owned subsidiary of CSC. Second, the surviving corporation will then merge with and into Congress Acquisition Sub 1, LLC, a newly formed wholly-owned subsidiary of CSC ("LLC Merger Sub"), with LLC Merger Sub remaining as the surviving entity (the "Mergers ").

In addition, all options to purchase Authorize.Net common stock outstanding at the effective time of the Mergers held by Authorize.Net employees who join CSC shall be assumed in full by CSC and converted into an option to purchase CSC common stock. All directors and executive officers of Authorize.Net who will not be joining CSC as employees following the consummation of the Mergers, and certain other designated Authorize.Net employees will have their options cancelled in exchange for cash.

The Merger Agreement contains customary representations, warranties and covenants of CSC and the Company. The representations and warranties of each party set forth in the Merger Agreement have been made solely for the benefit of the other party to the Merger Agreement and such representations and warranties should not be relied on by any other person. In addition, such representations and warranties (i) have been qualified by disclosures made to the other party in connection with the Merger Agreement, (ii) will not survive consummation of the Mergers and cannot be the basis for any claims under the Merger Agreement by the other party after termination of the Merger Agreement, (iii) are subject to the materiality standards contained in the Merger Agreement which may differ from what may be viewed as material by investors and (iv) were made only as of the date of the Merger Agreement or such other date as is specified in the Merger Agreement.

The Mergers are subject to customary conditions to closing, including (i) the approval of the holders of CSC’s common stock, (ii) the approval of the holders of Authorize.Net’s common stock, (iii) the declaration by the SEC that the joint proxy statement/prospectus is effective, (iv) the lapse of applicable waiting periods under the HSR Act, (v) the absence of any material adverse effect with respect to each party’s business (in each case, subject to certain exceptions), and (vi) the approval of CSC common stock to be issued in the Mergers to be listed on NASDAQ. The closing of the Mergers is expected to occur late in the third quarter or in the fourth quarter of the year ending December 31, 2007.

The Merger Agreement may be terminated by either Authorize.Net or CSC under certain circumstances, including if the Mergers are not consummated by November 30, 2007. The Merger Agreement also provides that upon termination under specified circumstances one party may be required to pay the other party a termination fee of $17 million.

The Merger Agreement provides that Robert E. Donahue, our President and CEO, will join the CSC Board of Directors once the Mergers are completed. Roy Banks, President of Authorize.Net Corp., has also agreed to remain President of Authorize.Net after the Mergers.

The foregoing description of the Mergers and the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement attached as Exhibit 2.1 and incorporated herein by reference.

Item 8.01 Other Events.

On June 18, 2007, we announced our intention not to proceed with our previously announced non-binding offer to acquire Payment Services Interactive Gateway, Inc. A copy of the press release issued on June 18, 2007 and entitled "Authorize.Net Holdings, Inc. Announces Decision not to Proceed with Previously Announced Offer to Acquire Payment Services Interactive Gateway Corp." is furnished herewith as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(c) EXHIBITS.

2.1 Agreement and Plan of Reorganization
99.1 Press release entitled "Authorize.Net Holdings, Inc. Announces Decision not to Proceed with Previously Announced Offer to Acquire Payment Services Interactive Gateway Corp."

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Authorize.Net Holdings, Inc.

June 19, 2007	By:	Timothy C. O'Brien

Name: Timothy C. O'Brien
Title: Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

2.1	Agreement and Plan of Reorganization
99.1	Press Release entitled “Authorize.Net Holdings, Inc. Announces Decision not to Proceed with Previously Announced Offer to Acquire Payment Services Interactive Gateway Corp.”